Exhibit 99.1

Alcoa Corporation Reports First Quarter 2019 Results

  Net loss of $199 million, or $1.07 per share
  Excluding special items, adjusted net loss of $43 million, or $0.23 per share
  $467 million of adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) excluding special items
  Revenue of $2.7 billion
  $168 million cash from operations; $99 million free cash flow
  $1.0 billion cash balance and $1.8 billion of debt, for net debt of $0.8 billion, as of March 31, 2019

PITTSBURGH--(BUSINESS WIRE)--April 17, 2019--Alcoa Corporation (NYSE: AA), a global leader in bauxite, alumina, and aluminum products, today reported first quarter 2019 results.

M, except per share amounts	1Q18[1]	4Q18[1]	1Q19
Revenue	$3,090	$3,344	$2,719
Net income (loss) attributable to Alcoa Corporation	$195	$51	$(199)
Earnings (loss) per share attributable to Alcoa Corporation	$1.04	$0.27	$(1.07)
Adjusted net income (loss)	$190	$133	$(43)
Adjusted earnings (loss) per share	$1.01	$0.70	$(0.23)
Adjusted EBITDA excluding special items	$732	$770	$467

[1]

As of January 1, 2019, the Company changed its accounting method for valuing certain inventories from last-in, first-out (LIFO) to average cost. The effects of the change in accounting principle have been retrospectively applied to all prior periods presented. See Exhibit 99.2 to the Company’s Form 8-K filed with the Securities and Exchange Commission (SEC) on April 17, 2019, which illustrates the effects of the change in accounting principle to 2018 interim and full year financial information.

“We improved our operations in the first quarter, even as alumina and aluminum prices weakened,” said President and Chief Executive Officer Roy Harvey. “Our Bauxite and Alumina segments increased their production rates, and we took steps last quarter to restructure our Aluminum portfolio.”

Harvey added: “We will work to realize the benefits of the strategic actions we’ve already taken as we remain focused on safety and operational excellence. We will also continue to review our assets for their ability to compete across all market cycles, all to strengthen the long-term position of the Company.”

In first quarter 2019, Alcoa reported net loss of $199 million, or $1.07 per share, compared to net income of $51 million, or $0.27 per share, in fourth quarter 2018. The 2019 first quarter results include the impact of $156 million for special items, stemming primarily from a collective dismissal process at two smelters in Spain.

Excluding the impact of special items, first quarter 2019 adjusted net loss was $43 million, or $0.23 per share, down from fourth quarter 2018 net income of $133 million, or $0.70 per share.

Alcoa reports adjusted EBITDA excluding special items for the first quarter of 2019 of $467 million, a 39 percent sequential decrease primarily due to lower alumina and aluminum prices.

Alcoa reported first quarter 2019 revenue of $2.7 billion, down 19 percent sequentially, also primarily due to lower alumina and aluminum prices.

Cash from operations in first quarter 2019 was $168 million and free cash flow was $99 million. Cash used for financing activities was $199 million and cash used for investing activities was $59 million.

Alcoa ended first quarter 2019 with cash on hand of $1.0 billion and debt of $1.8 billion, for net debt of $0.8 billion. The Company reported 35 days working capital, a 10-day increase year-over-year, primarily due to lower revenues, timing of trading activities and higher inventory days on hand.

Update on Spain Collective Dismissal Process

In January 2019, Alcoa reached agreement with the workers’ representatives at the Avilés and La Coruña aluminum plants in Spain as part of the collective dismissal process announced in October 2018. As part of the agreement, the two smelters, with combined operating capacity of 124,000 metric tons per year, were curtailed in February and are being maintained in restart condition through June 30, 2019, in the event that third parties have interest in acquiring the facilities. The casthouses at both plants and the paste plant at La Coruña remain in operation.

As part of the process, the Company recorded restructuring-related and other charges of $120 million (pre- and after-tax), or $0.65 per share in the first quarter of 2019. Of that total, approximately 80 percent is non-cash, primarily related to fixed asset and inventory write-downs.

Alcoa expects additional charges in the second quarter of 2019, estimated to range from $70 million to $125 million (pre- and after-tax), or $0.38 to $0.67 per share, depending on the outcome of the collective dismissal process. Approximately 75 percent would be cash outlays in 2019.

2019 Outlook

The Company’s 2019 shipment outlook for Bauxite, Alumina and Aluminum remains unchanged from the prior full-year estimates. Total annual bauxite shipments are expected to be between 47.0 and 48.0 million dry metric tons. Total alumina shipments are projected to be between 13.6 and 13.7 million metric tons with anticipated operational improvements and higher year-on-year production. Aluminum shipments are expected to be between 2.8 and 2.9 million metric tons.

In the second quarter of 2019, Alcoa expects favorable improvements from third-party energy sales in Brazil and lower alumina costs to the Aluminum segment. In addition, the Company also expects moderate benefits from declines in raw material prices, primarily in the Alumina segment.

Market Update

For 2019, Alcoa projects a global aluminum deficit ranging between 1.5 million and 1.9 million metric tons, down from last quarter’s full-year estimate of between 1.7 million and 2.1 million metric tons.

Global aluminum demand growth for 2019 is estimated to range between 2 to 3 percent, down from 3 to 4 percent in the previous quarter, predominantly due to lower demand growth in China, especially in the transportation and electrical sectors.

Alcoa continues to project a balanced market in China and maintains a deficit estimate for the rest of the world between 1.7 million to 1.9 million metric tons, as lower demand growth is offset by lower production expectations in Europe and South America.

In the alumina market, Alcoa maintains its projection for a 2019 surplus in the range of 200 thousand metric tons to 1 million metric tons. The estimate assumes ongoing, third-party supply disruptions in the Atlantic region and a Chinese alumina surplus that the Company estimates to be around 1 million metric tons.

The bauxite market is expected to have a slightly larger surplus in 2019 versus Alcoa’s prior estimate, with stockpile growth ranging between 8 million and 12 million metric tons, as higher production expectations in Australia, Guinea, and Southeast Asia are only partially offset by higher demand in China.

Conference Call

Alcoa will hold its quarterly conference call at 5 p.m. Eastern Daylight Time (EDT) on Wednesday, April 17, 2019, to present first quarter financial results and discuss the business and market conditions.

The call will be webcast via the Company’s homepage on www.alcoa.com. Presentation materials for the call will be available for viewing on the same website at approximately 4:15 p.m. EDT on April 17, 2019. Call information and related details are available under the “Investors” section of www.alcoa.com.

Dissemination of Company Information

Alcoa intends to make future announcements regarding company developments and financial performance through its website, www.alcoa.com.

About Alcoa Corporation

Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina, and aluminum products, and is built on a foundation of strong values and operating excellence dating back 130 years to the world-changing discovery that made aluminum an affordable and vital part of modern life. Since developing the aluminum industry, and throughout our history, our talented Alcoans have followed on with breakthrough innovations and best practices that have led to efficiency, safety, sustainability, and stronger communities wherever we operate.

Forward-Looking Statements

This press release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements by Alcoa Corporation that reflect expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts concerning global demand growth for bauxite, alumina, and aluminum, and supply/demand balances; statements, projections or forecasts of future or targeted financial results or operating performance; statements about strategies, outlook, and business and financial prospects; and statements about return of capital. These statements reflect beliefs and assumptions that are based on Alcoa Corporation’s perception of historical trends, current conditions, and expected future developments, as well as other factors that management believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa Corporation believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (a) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices and premiums, as applicable, for primary aluminum and other products, and fluctuations in indexed-based and spot prices for alumina; (b) deterioration in global economic and financial market conditions generally and which may also affect Alcoa’s Corporation’s ability to obtain credit or financing upon acceptable terms; (c) unfavorable changes in the markets served by Alcoa Corporation; (d) the impact of changes in foreign currency exchange and tax rates on costs and results; (e) increases in energy costs or uncertainty of energy supply; (f) declines in the discount rates used to measure pension liabilities or lower-than-expected investment returns on pension assets, or unfavorable changes in laws or regulations that govern pension plan funding; (g) the inability to achieve improvement in profitability and margins, cost savings, cash generation, revenue growth, fiscal discipline, or strengthening of competitiveness and operations anticipated from operational and productivity improvements, cash sustainability, technology advancements, and other initiatives; (h) the inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, restarts, expansions, or joint ventures; (i) political, economic, trade, legal, and regulatory risks in the countries in which Alcoa Corporation operates or sells products; (j) labor disputes and/or and work stoppages; (k) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation; (l) the impact of cyberattacks and potential information technology or data security breaches; and (m) the other risk factors discussed in Item 1A of Alcoa Corporation’s Form 10-K for the fiscal year ended December 31, 2018 and other reports filed by Alcoa Corporation with the U.S. Securities and Exchange Commission (SEC). Alcoa Corporation disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks described above and other risks in the market.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Alcoa Corporation’s consolidated financial information but is not presented in Alcoa Corporation’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC regulations. Alcoa Corporation believes that the presentation of non-GAAP financial measures is useful to investors because such measures provide both additional information about the operating performance of Alcoa Corporation and insight on the ability of Alcoa Corporation to meet its financial obligations by adjusting the most directly comparable GAAP financial measure for the impact of, among others, “special items” as defined by the Company, non-cash items in nature, and/or nonoperating expense or income items. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

Alcoa Corporation and subsidiaries
Statement of Consolidated Operations (unaudited)
(dollars in millions, except per-share amounts)

	Quarter ended
	March 31,	December 31,	March 31,
	2018	2018	2019
Sales	$3,090	$3,344	$2,719

Cost of goods sold (exclusive of expenses below)(1)	2,302	2,513	2,180
Selling, general administrative, and other expenses	67	59	84
Research and development expenses	8	7	7
Provision for depreciation, depletion, and amortization	194	174	172
Restructuring and other charges, net	(19)	138	113
Interest expense	26	31	30
Other expenses, net	21	32	41
Total costs and expenses	2,599	2,954	2,627

Income before income taxes	491	390	92
Provision for income taxes(1)	151	163	150

Net income (loss)(1)	340	227	(58)

Less: Net income attributable to noncontrolling interest(1)	145	176	141

NET INCOME (LOSS) ATTRIBUTABLE TO ALCOA CORPORATION(1)	$195	$51	$(199)

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS:
Basic:
Net income (loss)	$1.05	$0.27	$(1.07)
Average number of shares(2)	185,939,770	186,166,234	185,325,040

Diluted:
Net income (loss)	$1.04	$0.27	$(1.07)
Average number of shares(2)	188,494,931	188,219,224	185,325,040

Common stock outstanding at the end of the period(2)	186,210,129	184,770,249	185,519,564
(1)	As of January 1, 2019, the Company changed its accounting method for valuing certain inventories from LIFO to average cost. The effects of the change in accounting principle have been retrospectively applied to all prior periods presented. See Exhibit 99.2 to the Company’s Form 8-K filed with the SEC on April 17, 2019, which illustrates the effects of the change in accounting principle to 2018 interim and full year financial information.
(2)	In December 2018, Alcoa Corporation repurchased and retired 1,723,800 shares of outstanding common stock in accordance with its previously announced common stock repurchase program. Both the basic and diluted average number of shares for the quarter ended December 31, 2018 includes 1,396,755 representing the weighted average number of shares for the length of time the 1,723,800 shares were outstanding during the fourth quarter of 2018.

Alcoa Corporation and subsidiaries
Consolidated Balance Sheet (unaudited)
(in millions)

	December 31,	March 31,
	2018	2019
ASSETS
Current assets:
Cash and cash equivalents	$1,113	$1,017
Receivables from customers	830	758
Other receivables	173	184
Inventories(1)	1,819	1,799
Fair value of derivative instruments	73	71
Prepaid expenses and other current assets(1),(2)	320	285
Total current assets	4,328	4,114

Properties, plants, and equipment	21,807	22,015
Less: accumulated depreciation, depletion, and amortization	13,480	13,687
Properties, plants, and equipment, net	8,327	8,328
Investments	1,360	1,362
Deferred income taxes	560	604
Fair value of derivative instruments	82	68
Other noncurrent assets	1,475	1,480
Total assets	$16,132	$15,956

LIABILITIES
Current liabilities:
Accounts payable, trade	$1,663	$1,503
Accrued compensation and retirement costs	400	383
Taxes, including income taxes	426	395
Fair value of derivative instruments	82	84
Other current liabilities	347	437
Long-term debt due within one year	1	1
Total current liabilities	2,919	2,803
Long-term debt, less amount due within one year	1,801	1,802
Accrued pension benefits	1,407	1,387
Accrued other postretirement benefits	868	851
Asset retirement obligations	529	543
Environmental remediation	236	243
Fair value of derivative instruments	261	580
Noncurrent income taxes	301	300
Other noncurrent liabilities and deferred credits	222	364
Total liabilities	8,544	8,873

EQUITY
Alcoa Corporation shareholders’ equity:
Common stock	2	2
Additional capital	9,611	9,618
Retained earnings(1)	570	371
Accumulated other comprehensive loss	(4,565)	(4,834)
Total Alcoa Corporation shareholders' equity	5,618	5,157
Noncontrolling interest(1)	1,970	1,926
Total equity	7,588	7,083
Total liabilities and equity	$16,132	$15,956
(1)	As of January 1, 2019, the Company changed its accounting method for valuing certain inventories from LIFO to average cost. The effects of the change in accounting principle have been retrospectively applied to the prior period presented. See Exhibit 99.2 to the Company’s Form 8-K filed with the SEC on April 17, 2019, which illustrates the effects of the change in accounting principle to 2018 interim and full year financial information.
(2)	This line item includes $3 of restricted cash as of both December 31, 2018 and March 31, 2019.

Alcoa Corporation and subsidiaries
Statement of Consolidated Cash Flows (unaudited)
(in millions)

	Three months ended
	March 31,
	2018	2019
CASH FROM OPERATIONS
Net income (loss)(1)	$340	$(58)
Adjustments to reconcile net income (loss) to cash from operations:
Depreciation, depletion, and amortization	194	172
Deferred income taxes(1)	2	33
Equity earnings, net of dividends	(6)	(3)
Restructuring and other charges, net	(19)	113
Net gain from investing activities – asset sales	(5)	(8)
Net periodic pension benefit cost	40	30
Stock-based compensation	10	10
Provision for bad debt expense	–	20
Other	(14)	23
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
Decrease in receivables	43	42
(Increase) Decrease in inventories(1)	(248)	17
Decrease in prepaid expenses and other current assets	2	13
(Decrease) in accounts payable, trade	(106)	(159)
(Decrease) in accrued expenses	(186)	(18)
Increase (Decrease) in taxes, including income taxes	84	(43)
Pension contributions	(40)	(7)
(Increase) in noncurrent assets	(13)	(10)
(Decrease) Increase in noncurrent liabilities	(23)	1
CASH PROVIDED FROM OPERATIONS	55	168

FINANCING ACTIVITIES
Additions to debt (original maturities greater than three months)	61	–
Payments on debt (original maturities greater than three months)	(4)	–
Proceeds from the exercise of employee stock options	15	1
Contributions from noncontrolling interest	53	20
Distributions to noncontrolling interest	(267)	(214)
Other	(5)	(6)
CASH USED FOR FINANCING ACTIVITIES	(147)	(199)

INVESTING ACTIVITIES
Capital expenditures	(74)	(69)
Proceeds from the sale of assets and businesses	–	11
Additions to investments	–	(1)
CASH USED FOR INVESTING ACTIVITIES	(74)	(59)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	4	(6)
Net change in cash and cash equivalents and restricted cash	(162)	(96)
Cash and cash equivalents and restricted cash at beginning of year	1,365	1,116
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$1,203	$1,020
(1)	As of January 1, 2019, the Company changed its accounting method for valuing certain inventories from LIFO to average cost. The effects of the change in accounting principle have been retrospectively applied to the prior period presented. See Exhibit 99.2 to the Company’s Form 8-K filed with the SEC on April 17, 2019, which illustrates the effects of the change in accounting principle to 2018 interim and full year financial information.

Alcoa Corporation and subsidiaries
Segment Information (unaudited)
(dollars in millions, except realized prices; dry metric tons in millions (mdmt); metric tons in thousands (kmt))

	1Q18	2Q18	3Q18	4Q18	2018	1Q19
Bauxite:
Production(1) (mdmt)	11.2	11.3	11.5	11.8	45.8	11.9
Third-party shipments (mdmt)	1.1	1.6	1.4	1.6	5.7	1.2
Intersegment shipments (mdmt)	10.4	10.0	10.1	10.7	41.2	10.2
Third-party sales	$47	$77	$67	$80	$271	$65
Intersegment sales	$249	$226	$224	$245	$944	$236
Segment adjusted EBITDA(2)	$110	$100	$106	$110	$426	$126
Depreciation, depletion, and amortization	$29	$27	$27	$28	$111	$28

Alumina:
Production (kmt)	3,173	3,227	3,160	3,297	12,857	3,240
Third-party shipments (kmt)	2,376	2,285	2,233	2,365	9,259	2,329
Intersegment shipments (kmt)	1,097	1,031	1,083	1,115	4,326	972
Average realized third-party price per metric ton of alumina	$385	$467	$493	$479	$455	$385
Third-party sales	$914	$1,068	$1,101	$1,132	$4,215	$897
Intersegment sales	$454	$536	$544	$567	$2,101	$417
Segment adjusted EBITDA(2)	$392	$638	$660	$683	$2,373	$372
Depreciation and amortization	$53	$49	$48	$47	$197	$48
Equity (loss) income	$(1)	$14	$10	$9	$32	$12

Aluminum:
Primary aluminum production (kmt)	554	565	567	573	2,259	537
Third-party aluminum shipments(3) (kmt)	794	853	806	815	3,268	709
Average realized third-party price per metric ton of primary aluminum	$2,483	$2,623	$2,465	$2,358	$2,484	$2,219
Third-party sales	$2,111	$2,413	$2,198	$2,107	$8,829	$1,735
Intersegment sales	$4	$4	$6	$4	$18	$3
Segment adjusted EBITDA(2),(4)	$187	$230	$84	$(50)	$451	$(96)
Depreciation and amortization	$106	$108	$91	$89	$394	$89
Equity loss	$-–	$(8)	$(5)	$(25)	$(38)	$(22)

Reconciliation of total segment Adjusted EBITDA to consolidated net income (loss) attributable to Alcoa Corporation:
Total segment Adjusted EBITDA(2),(4)	$689	$968	$850	$743	$3,250	$402
Unallocated amounts:
Transformation(5)	(2)	(1)	1	(1)	(3)	2
Intersegment eliminations(4),(6)	76	(152)	21	47	(8)	86
Corporate expenses(7)	(27)	(26)	(22)	(21)	(96)	(24)
Provision for depreciation, depletion, and amortization	(194)	(192)	(173)	(174)	(733)	(172)
Restructuring and other charges, net	19	(231)	(177)	(138)	(527)	(113)
Interest expense	(26)	(32)	(33)	(31)	(122)	(30)
Other expenses, net	(21)	(9)	(2)	(32)	(64)	(41)
Other(8)	(23)	(36)	(10)	(3)	(72)	(18)
Consolidated income before income taxes(4)	491	289	455	390	1,625	92
Provision for income taxes(4)	(151)	(158)	(260)	(163)	(732)	(150)
Net income attributable to noncontrolling interest(4)	(145)	(121)	(201)	(176)	(643)	(141)
Consolidated net income (loss) attributable to Alcoa Corporation(4)	$195	$10	$(6)	$51	$250	$(199)
The difference between segment totals and consolidated amounts is in Corporate.

(1)	The production amounts do not include additional bauxite (approximately 3 mdmt per annum) that Alcoa World Alumina and Chemicals is entitled to receive (i.e. an amount in excess of its equity ownership interest) from certain other partners at the mine in Guinea.

(2)	Alcoa Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(3)	The Aluminum segment’s third-party aluminum shipments are composed of both primary aluminum and flat-rolled aluminum.

(4)	As of January 1, 2019, the Company changed its accounting method for valuing certain inventories from LIFO to average cost. The effects of the change in accounting principle have been retrospectively applied to all prior periods presented. See Exhibit 99.2 to the Company’s Form 8-K filed with the SEC on April 17, 2019, which illustrates the effects of the change in accounting principle to 2018 interim and full year financial information.

(5)	Transformation includes, among other items, the Adjusted EBITDA of previously closed operations.

(6)	Concurrent with the change in inventory accounting method as of January 1, 2019, management elected to change the presentation of certain line items in the reconciliation of total segment Adjusted EBITDA to Consolidated net income (loss) attributable to Alcoa Corporation. Corporate inventory accounting previously included the impact of LIFO, metal price lag and intersegment eliminations. The impact of LIFO has been eliminated with the change in inventory method. Metal price lag attributable to the Company’s rolled operations business is now netted within the Aluminum segment to simplify presentation of an impact that nets to zero in consolidation. Only Intersegment eliminations remain as a reconciling line item and are labeled as such.

(7)	Corporate expenses are composed of general administrative and other expenses of operating the corporate headquarters and other global administrative facilities, as well as research and development expenses of the corporate technical center.

(8)	Other includes certain items that impact Cost of goods sold and Selling, general administrative, and other expenses on Alcoa Corporation’s Statement of Consolidated Operations that are not included in the Adjusted EBITDA of the reportable segments, including those described as “Other special items” (see footnote 3 to the reconciliation of Adjusted Income within Calculation of Financial Measures included in this release).

Alcoa Corporation and subsidiaries
Calculation of Financial Measures (unaudited)
(in millions, except per-share amounts)

Adjusted Income

	Income (Loss)			Diluted EPS(5)
	Quarter ended			Quarter ended
	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
	2018	2018	2019	2018	2018	2019

Net income (loss) attributable to Alcoa Corporation(1)	$195	$51	$(199)	$1.04 (1)	$0.27 (1)	$(1.07)

Special items:
Restructuring and other charges, net	(19)	138	113
Discrete tax items(2)	(2)	(24)	-
Other special items(3)	18	29	44
Tax impact(4)	(2)	(43)	(1)
Noncontrolling interest impact(4)	-	(18)	-
Subtotal	(5)	82	156

Net income (loss) attributable to Alcoa Corporation – as adjusted	$190	$133	$(43)	1.01	0.70	(0.23)

Net income (loss) attributable to Alcoa Corporation – as adjusted is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management reviews the operating results of Alcoa Corporation excluding the impacts of restructuring and other charges, discrete tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes it is appropriate to consider both Net income (loss) attributable to Alcoa Corporation determined under GAAP as well as Net income (loss) attributable to Alcoa Corporation – as adjusted.

(1)		As of January 1, 2019, the Company changed its accounting method for valuing certain inventories from LIFO to average cost. The effects of the change in accounting principle have been retrospectively applied to all prior periods presented. See Exhibit 99.2 to the Company’s Form 8-K filed with the SEC on April 17, 2019, which illustrates the effects of the change in accounting principle to 2018 interim and full year financial information.

(2)		Discrete tax items include a net benefit for several items for the quarters ended March 31, 2018 and December 31, 2018.

(3)		Other special items include the following:
	•	for the quarter ended March 31, 2018, a net favorable change in certain mark-to-market energy derivative instruments ($17), costs related to the partial restart of the Warrick, Indiana smelter ($16), an unfavorable tax impact resulting from the difference between Alcoa Corporation’s consolidated estimated annual effective tax rate and the statutory rates applicable to special items ($15), costs related to a work stoppage at the Bécancour, Canada smelter ($3, primarily contractor services), and an unfavorable tax impact related to the interim period treatment of operational losses in certain jurisdictions for which no tax benefit was recognized ($1);
	•	for the quarter ended December 31, 2018, an unfavorable tax impact resulting from the difference between Alcoa’s consolidated estimated annual effective tax rate and the statutory rates applicable to special items ($32), a favorable tax impact related to the interim period treatment of operational losses in certain jurisdictions for which no tax benefit was recognized ($5), a net favorable change in certain mark-to-market energy derivative instruments ($3), and costs related to each of the following: a work stoppage at the Bécancour, Canada smelter ($3, primarily contractor services), a collective employee dismissal process in Spain at the Avilés and La Coruña smelters ($1, primarily contractor services), and the partial restart of the Warrick, Indiana smelter ($1); and
	•	for the quarter ended March 31, 2019, an unfavorable tax impact related to the interim period treatment of operational losses in certain jurisdictions for which no tax benefit was recognized ($83), a favorable tax impact resulting from the difference between Alcoa’s consolidated estimated annual effective tax rate and the statutory rates applicable to special items ($49), costs related to a collective employee dismissal process in Spain at the Avilés and La Coruña smelters ($17, primarily inventory write downs), a gain on the sale of excess land ($9), and costs related to a work stoppage at the Bécancour, Canada smelter ($2, primarily contractor services).

(4)		The tax impact on special items is based on the applicable statutory rates in the jurisdictions where the special items occurred. The noncontrolling interest impact on special items represents Alcoa’s partner’s share of certain special items.

(5)		In any given period, the average number of shares applicable to diluted EPS for Net income (loss) attributable to Alcoa Corporation common shareholders may exclude certain share equivalents as their effect is anti-dilutive. However, certain of these share equivalents may become dilutive in the EPS calculation applicable to Net income (loss) attributable to Alcoa Corporation common shareholders – as adjusted due to a larger and/or positive numerator. Specifically:
•

for the quarter ended March 31, 2018, no additional share equivalents were dilutive based on Net income attributable to Alcoa Corporation common shareholders – as adjusted, resulting in a diluted average number of shares of 188,494,931;

•

for the quarter ended December 31, 2018, no additional share equivalents were dilutive based on Net income attributable to Alcoa Corporation common shareholders – as adjusted, resulting in a diluted average number of shares of 188,219,224; and

•

for the quarter ended March 31, 2019, no additional share equivalents were dilutive based on Net loss attributable to Alcoa Corporation common shareholders – as adjusted, resulting in a diluted average number of shares of 185,325,040.

Alcoa Corporation and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in millions)

Adjusted EBITDA	Quarter ended
	March 31,	December 31,	March 31,
	2018	2018	2019

Net income (loss) attributable to Alcoa Corporation(1)	$195	$51	$(199)

Add:
Net income attributable to noncontrolling interest(1)	145	176	141
Provision for income taxes(1)	151	163	150
Other expenses, net	21	32	41
Interest expense	26	31	30
Restructuring and other charges, net	(19)	138	113
Provision for depreciation, depletion, and amortization	194	174	172

Adjusted EBITDA	713	765	448

Special items(2)	19	5	19

Adjusted EBITDA, excluding special items	$732	$770	$467

Alcoa’s Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa Corporation’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)

As of January 1, 2019, the Company changed its accounting method for valuing certain inventories from LIFO to average cost. The effects of the change in accounting principle have been retrospectively applied to all prior periods presented. See Exhibit 99.2 to the Company’s Form 8-K filed with the SEC on April 17, 2019, which illustrates the effects of the change in accounting principle to 2018 interim and full year financial information.

(2)		Special items include the following (see reconciliation of Adjusted Income above for additional information):
•

for the quarter ended March 31, 2018, costs related to the partial restart of the Warrick, Indiana smelter ($16) and costs related to a work stoppage at the Bécancour, Canada smelter ($3, primarily contractor services).

•

for the quarter ended December 31, 2018, costs related to each of the following: a work stoppage at the Bécancour, Canada smelter ($3, primarily contractor services), a collective employee dismissal process in Spain at the Avilés and La Coruña smelters ($1, primarily contractor services), and the partial restart of the Warrick, Indiana smelter ($1); and

•

for the quarter ended March 31, 2019, costs related to a collective employee dismissal process in Spain at the Avilés and La Coruña smelters ($17, primarily inventory write downs), and costs related to a work stoppage at the Bécancour, Canada smelter ($2, primarily contractor services).

Alcoa Corporation and subsidiaries
Calculation of Financial Measures (unaudited), continued
(in millions)

Free Cash Flow	Quarter ended
	March 31,	December 31,	March 31,
	2018	2018	2019

Cash from operations	$55	$535	$168

Capital expenditures	(74)	(148)	(69)

Free cash flow	$(19)	$387	$99

Free Cash Flow is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures, which are both necessary to maintain and expand Alcoa Corporation’s asset base and expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Net Debt	December 31,	March 31,
	2018	2019

Short-term borrowings	$–	$–
Long-term debt due within one year	1	1
Long-term debt, less amount due within one year	1,801	1,802
Total debt	$1,802	$1,803

Less: Cash and cash equivalents	1,113	1,017

Net debt	$689	$786

Net debt is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt.

CONTACT:
Investor Contact:
James Dwyer
+1 412 992 5450
James.Dwyer@alcoa.com

Media Contact:
Monica Orbe
+1 412 315 2896
Monica.Orbe@alcoa.com

12